Exhibit 99.1

Addus HomeCare Announces Passing of Director Steven Geringer

September 13, 2022

FRISCO, Texas—(BUSINESS WIRE)—Sep. 13, 2022— Addus HomeCare Corporation (Nasdaq: ADUS), a provider of home care services, announced today the passing of Steven L. Geringer, a longtime member of the Company’s Board of Directors, on September 7, 2022.

Dirk Allison, Chairman and Chief Executive Officer of Addus, stated, “We mourn the passing of our good friend and colleague, Steve Geringer. For many years at Addus, Steve has served as a trusted leader, strategic advisor, and mentor to so many people associated with our company. He brought an important perspective to the Addus Board of Directors, and we benefitted from his extensive experience as a visionary and passionate healthcare leader. Steve cared deeply about our mission and the well-being of the people we serve. We are extremely grateful for his unwavering commitment to our mission and his invaluable contributions to our growth and success.”

Mr. Geringer enjoyed a long and successful career focused almost exclusively on healthcare services companies as a founder, adviser, executive, and director. He served as a Director of Addus since 2009, as Chairman of the Board from January 2016 to March 2021, and as Lead Director since March 2021.

Mr. Allison continued, “In addition to his service at Addus, Steve became a close personal friend and confidant to me. Like many people, I will remember and miss his positive spirit, sharp wit, and unwavering kindness. On behalf of everyone at Addus and personally, I extend our deepest sympathies to the entire Geringer family.”

About Addus HomeCare

Addus HomeCare is a provider of home care services that primarily include personal care services that assist with activities of daily living, as well as hospice and home health services. Addus HomeCare’s consumers are primarily persons who, without these services, are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus HomeCare’s payor clients include federal, state and local governmental agencies, managed care organizations, commercial insurers and private individuals. Addus HomeCare currently provides home care services to approximately 45,500 consumers through 206 locations across 22 states. For more information, please visit www.addus.com

View source version on businesswire.com: https://www.businesswire.com/news/home/20220913005433/en/

Brian W. Poff

Executive Vice President,

Chief Financial Officer

Addus HomeCare Corporation

(469) 535-8200

investorrelations@addus.com

Dru Anderson

FINN Partners

(615) 324-7346

dru.anderson@finnpartners.com

Source: Addus HomeCare Corporation